Enviva Reports First-Quarter 2023 Results, Updates 2023 Guidance, Changes Capital Allocation Priorities, and Announces New Contract

BETHESDA, Md., May 3, 2023 — Enviva Inc. (NYSE: EVA) (“Enviva,” the “Company,” “we,” “us,” or “our”) today released financial and operating results for first-quarter 2023, discussed changes to its capital allocation priorities in addition to providing a 2023 financial guidance update, and announced a large, long-term take-or-pay off-take contract with an existing Japanese customer.

“As we will describe today, the plans and initiatives underway to improve productivity and costs across Enviva’s current asset platform continue to fall behind expectations. While the board of directors remains convinced of management’s ability to deliver the originally forecasted operational and financial performance over time, it is clearly taking longer than expected,” said John Keppler, Executive Chairman of the board. “To more conservatively underwrite that plan and ensure the ability of the Company to capture the value of the fully contracted growth ahead, after careful consideration with management, the board of directors evaluated the most accretive uses of the Company’s capital and decided to revise Enviva’s capital allocation framework, eliminating the Company’s quarterly dividend in order to preserve liquidity and a conservative leverage profile, maintain our current growth trajectory, potentially accelerate future investments in new fully contracted plant and port assets, and implement a limited share repurchase program.”

With the elimination of the dividend, management expects to retain approximately $1 billion in incremental cash flow during the period 2023 to 2026, providing incremental liquidity and investment into the productivity and operational improvements in its current assets and further reduce the need to access the capital markets to fund its current growth plans, which include the construction of the Company’s fully contracted wood pellet production facilities in Epes, Alabama (“Epes”) and near Bond, Mississippi (“Bond”).

Under the share repurchase program authorized by the board of directors (“Board”), the Company can repurchase up to $100 million in shares of the Company’s common stock opportunistically from time to time in the open market, or in privately negotiated transactions at prevailing market prices, or by such other means as will comply with applicable state and federal securities laws. This is the Company’s first authorization for share repurchases since its founding.

President and Chief Executive Officer Thomas Meth commented, “We recognize this is an important departure from the plan we laid out at our Investor Day a month ago, but a lot has changed since then. Compared to our expectations, while our cost position has trended in the right direction, it has done so at a much slower pace than we had anticipated, in part due to slower volume growth, and in part due to a higher spend profile for the volume growth we did achieve.”

Meth continued, “We know what the specific issues are: contract labor is too high, discipline around repairs and maintenance spend is insufficient, wood input costs need to come down further and stay there, and utilization rates at specific plants need to improve and stabilize at those improved levels. Because of where we are in our journey to bend our cost curve down while bending our production curve up, we feel it is prudent to take a much more conservative view of what our business can realistically achieve over the next eight months.”

Meth concluded, “Against this backdrop of operational challenges, we are undergoing an extensive review of where we are allocating our capital. We believe we have more accretive capital allocation alternatives, which start with improving returns from our existing fleet of assets, growing our fully contracted asset base, managing liquidity and leverage, and also include the potential to opportunistically repurchase our shares in the open market, which we believe have traded below their intrinsic value for some time.”

The timing of any repurchases under the share repurchase program will depend on market conditions, capital allocation priorities, liquidity and leverage positions, and other considerations. The program may be extended, modified, suspended, or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

Key Takeaways:

•Delivered volumes of approximately 1.3 million metric tons (“MT”) during first-quarter 2023; volumes delivered were 20% higher for first-quarter 2023 compared to first-quarter 2022, but short of management’s expectations of approximately 1.5 million MT; delivered at port cost per MT declined by $9 throughout first-quarter 2023, but remain higher than management’s expectations

•Reported a net loss of $116.9 million for first-quarter 2023, as compared to a net loss of $45.3 million for first-quarter 2022, and reported adjusted EBITDA for first-quarter of 2023 of $3.4 million as compared to $36.6 million for first-quarter 2022

•Updated 2023 financial guidance in light of weaker-than-expected first-quarter 2023 results and accelerated improvements related to operating position and production rates. Enviva updated certain full-year 2023 guidance metrics, including revising net loss to a range of $186 million to $136 million, and adjusted EBITDA to a range of $200 million to $250 million

•Changed capital allocation priorities to direct cash flows from the business to highest-returning opportunities. In order of management priority: (1) effectively managing liquidity and leverage, (2) improving operating cost and productivity of current asset platform, (3) returning capital to stockholders through share repurchases, and (4) accelerating, when appropriate, investments in new fully contracted wood pellet production assets

•Announced 10-year take-or-pay off-take contract with existing Japanese counterparty for deliveries of approximately 300,000 metric tons per year (“MTPY”); contract reflects favorable long-term pricing environment for wood pellets, and deliveries are expected to commence in tandem with new capacity coming on line

“Although the future continues to be incredibly bright for Enviva’s business, we have had a difficult and disappointing start to 2023,” said Meth. “Operating cost overages and production challenges were key drivers behind the first quarter’s poor performance. While plant production is increasing and we are reducing our operating cost position, neither improvement is materializing at the rate we forecasted a few months ago. Based on results from the first four months of the year, we believe it is prudent to take a more conservative view on the timing of our ability to deliver these improvements.”

First-Quarter 2023 Financial Results
Enviva reported certain accretive sales transactions in first-quarter 2023 to a large European customer with whom we also have a third-party pellet purchase agreement which resulted in a deferral of gross margin (the “Deferred Gross Margin Transactions” or “DGMT”). The cash has been collected in full for the sales, and the accounting treatment is similar to the DGMT we reported in our fourth-quarter 2022 financial results. The DGMT transactions in first-quarter 2023 are with the same customer that gave rise to the DGMT in fourth-quarter 2022.

The DGMT resulted in a decrease of $29.7 million in net revenue for first-quarter 2023, with a decrease to both gross margin and adjusted EBITDA of $4.6 million. Enviva expects the DGMT related to these sales to have the opposite effect on gross margin and adjusted EBITDA in 2024 and 2025, increasing gross margin and adjusted EBITDA over those years.

Reported metric tons sold for first-quarter 2023 were reduced by 122,000 MT for the tons sold pursuant to the DGMT.

The table below outlines reported first-quarter 2023 results as well as the DGMT impact:

$ millions, unless noted	1Q23 As Reported	DGMT	1Q23 Excluding DGMT Impact**	1Q22
Net Revenue	269.1	29.7	298.8	233.0
Net Income (Loss)	(116.9)	45.0	(71.9)	(45.3)
Gross Margin	(20.7)	4.6	(16.1)	(0.3)
Adjusted Gross Margin*	21.3	4.6	25.9	50.7
Adjusted EBITDA*	3.4	4.6	8.0	36.6
Adjusted Gross Margin $/metric ton*	17.93	37.70	19.77	46.27
*Adjusted gross margin, adjusted EBITDA, and adjusted gross margin per metric ton are non-GAAP financial measures. For a reconciliation of non-GAAP measures to their most directly comparable GAAP measure please see the Non-GAAP Financial Measures section below
**All financial measures presented excluding the DGMT impact are non-GAAP financial measures; please see the Non-GAAP Financial Measures section below

Net revenue for first-quarter 2023 was $269.1 million as compared to $233.0 million for first-quarter 2022. The increase of approximately 15% year-over-year was primarily driven by incremental volumes produced and sold, in large part due to production contributions from Enviva’s newest plant in Lucedale, Mississippi being fully ramped during first-quarter 2023. Enviva delivered approximately 20% more volume to customers during first-quarter 2023 compared to first-quarter 2022. The increase in net revenue was also bolstered by an uptick in average sales price per ton as a result of annual price escalators in our contracts as well as new contracts typically having higher pricing than our legacy contracts.

Net loss for first-quarter 2023 was $116.9 million as compared to $45.3 million for first-quarter 2022. Net loss for the first quarter 2023 included $40.4 million of non-cash interest expense associated with the DGMT.

Gross margin was $(20.7) million for first-quarter 2023 as compared to $(0.3) million for first-quarter 2022.

Adjusted gross margin for first-quarter 2023 was $21.3 million as compared to $50.7 million for first-quarter 2022. The decrease in adjusted gross margin year-over-year was primarily attributable to the following factors:
1.Customer mix: Approximately $16 million of gross margin was shifted to the second half of 2023 from first-quarter 2023 as a result of customer delivery adjustments, whereby more tons were sold and shipped in the quarter to Japanese customers as a result of requests from a few of our European customers that were managing supply chain challenges to delay such shipments to the second half of 2023. Generally, Japanese contracts currently have slightly lower sales prices per MT and higher shipping costs than our European customers to whom these deliveries are scheduled to be made in the second half of the year
2.Repairs and Maintenance and Contract Labor: Approximately $10 million of unplanned repairs and maintenance expenses were incurred during the quarter, including overages in contract labor expenses
3.Isolated costs: Approximately $5 million of expenses were incurred during first-quarter 2023 related to third-party consulting fees associated with plant optimization initiatives and professional fees
4.DGMT: Approximately $4.6 million of gross margin is deferred to future years due to the accounting for sales related to shipments delivered to a large European customer with whom we also have a third-party pellet purchase agreement (associated with the same customer as in our fourth-quarter 2022 results)

Adjusted gross margin per metric ton (“AGM/MT”) for first-quarter 2023 was $17.93, as compared to $46.27 for first-quarter 2022. The year-over-year decrease was driven by the same factors that impacted adjusted gross margin.

Adjusted EBITDA for first-quarter 2023 was $3.4 million as compared to $36.6 million for first-quarter 2022. The year-over-year decrease was driven by the same factors that impacted adjusted gross margin and from incremental sales, general and administrative expenses.

Enviva’s liquidity was $634.4 million as of March 31, 2023, which included cash on hand, including cash generally restricted to funding a portion of the costs of the acquisition, construction, equipping, and financing of our Epes and Bond facilities, as well as availability under our $570.0 million senior secured revolving credit facility.

2023 Guidance

Enviva continues to advance productivity and cost-reduction initiatives designed to improve the operating and financial performance of its fully contracted assets. Notwithstanding a difficult start to the year, produced tons in first-quarter 2023 increased by 7.7% over first-quarter 2022.

During first-quarter 2023, management was able to reduce the delivered at port (“DAP”) cost per MT by approximately $9, which was well below management’s expectations. Management’s execution plan is now targeting a further $20 reduction in DAP costs by year-end 2023. Despite the improvements underway, the rate of productivity increases and cost reduction is slower than management’s prior expectations for full-year 2023. As a result, management is reducing its estimates for full-year produced volumes in 2023 to be approximately 5 million to 5.5 million MT, as compared to our prior forecast of 5.5 million to 6.0 million MT. For third-party procured volumes, we now are forecasting these to be within a range of 500,000 to 1 million MT, as compared to our prior estimate of 1.0 million to 1.5 million MT, which, net of contracted tons that have been deferred by customers due to planned and unplanned outages in power generation facilities, creates a balance between our wood pellet deliveries and customer demand for the remainder of the year.

Management continues to expect net revenue per ton to be approximately $234 per MT for full-year 2023.

Given the impact of the challenging performance of first-quarter 2023, which was approximately $50 million below management’s expectations for adjusted EBITDA, as well as the impact of the updated production and cost estimates, Enviva is revising its full-year 2023 guidance expectations for net loss and adjusted EBITDA.

$ millions, unless noted	Previous 2023 Guidance	Revised 2023 Guidance
Net Loss	(48) - (18)	(186) - (136)
Adjusted EBITDA*	305 - 335	200 - 250
Dividend per Common Share ($/Share)	3.62	—
Total Capital Expenditures	365 - 415	365 - 415
*For a reconciliation of forward-looking non-GAAP measures to their most directly comparable GAAP measure, please see the Non-GAAP Financial Measures section below

Net loss guidance for 2023 is now projected to be a range of $186 million to $136 million, changed from the prior estimate of a net loss range of $48 million to $18 million.

Adjusted EBITDA for 2023 is projected to be within a range of $200 million to $250 million, which is reduced from previously provided guidance of $305 million to $335 million. Approximately $30 million of the delta between the previous guidance midpoint of $320 million and the revised midpoint of $225 million is related to the weakness in first-quarter 2023 and the remaining $65 million related to a shift in timing expectations to when productivity and cost improvements are more fully realized.

Enviva’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which varies from period to period. Our business usually experiences higher seasonality during the first quarter of the year as compared to subsequent quarters, as colder and wetter winter weather increases costs of procurement and production at our plants, and we have experienced this in 2023.

In effort to give more visibility into our 2023 guidance expectations, we are providing quarterly estimates for net income (loss) and adjusted EBITDA. The table below outlines quarterly expectations for net loss and adjusted EBITDA throughout the remainder of 2023. Adjusted EBITDA is heavily weighted towards the second half of the year, which is driven by the following factors:
◦Seasonality benefits and productivity improvements related to production
◦Cost reduction programs underway being more fully realized
◦Increase in revenue per ton as a result of the majority of deliveries being related to higher-priced contracts; key drivers include regular seasonality, annual price escalators being fully represented, and new higher-priced contracts accounting for an increasingly larger percentage of shipments

$ millions, unless noted	2Q23 Guidance Ranges	3Q23 Guidance Ranges	4Q23 Guidance Ranges
Net Income ( Loss)	(60) - (50)	(25) - (5)	20 - 40
Adjusted EBITDA*	20 - 30	70 - 90	110 - 130
*For a reconciliation of forward-looking non-GAAP measures to their most directly comparable GAAP measure, please see the Non-GAAP Financial Measures section below

Enviva continues to forecast that total capital expenditures (inclusive of capitalized interest) will range from $365 million to $415 million for 2023, with investments in the following projects:

◦Greenfield site development and construction projects, ranging from $295 million to $325 million
◦Expansion and optimization of our plants, ranging from $50 million to $70 million
◦Maintenance capital for existing asset footprint of approximately $20 million

Total capital expenditures are expected to be back-end weighted for 2023.

“Although we are very disappointed in our start to 2023, we are committed to returning to much better levels of operating cost control, asset utilization, and productivity,” said Meth. “We believe in the cost position we have delivered historically and that the production levels we have demonstrated are achievable on a reliable, go-forward basis, and look forward to consistently reporting on our progress.”

“I am also pleased to note that given the strong future contracted growth we have in hand, the pace of our investment continues to be on track, and with the changes we have announced today, we have the opportunity to continue to deliver this growth with lower risk and limited needs to access the capital markets,” Meth concluded.

Capital Allocation Framework

The Board has decided to revise Enviva’s capital allocation framework, eliminating Enviva’s quarterly dividend in order to maintain conservative leverage, improve the operating cost and productivity of its current asset platform, implement a share repurchase program, and where appropriate, to accelerate investment in new fully contracted plant and port assets.

With the elimination of the dividend, management expects to retain approximately $1 billion in incremental cash flow during the period 2023 to 2026. This is expected to provide incremental liquidity and investment into the productivity and operational improvements in Enviva’s current assets as well as further reduce future needs to access the capital markets to fund its current growth plans, which include the construction of the Company’s fully contracted wood pellet production facilities, Epes and Bond.

Under the share repurchase program authorized by the Board, the Company can repurchase up to $100 million in shares of the Company’s common stock opportunistically from time to time in the open market, in privately negotiated transactions at prevailing market prices, or by such other means as will comply with applicable state and federal securities laws. This is the Company’s first authorization for share repurchases since its founding, and is of a lower capital allocation priority compared to maintaining conservative leverage metrics.

Contracting and Market Update

Enviva’s customers are renewing existing contracts and signing new contracts in large part due to the urgent need to reduce lifecycle greenhouse gas emissions from their supply chains and products while securing reliable, affordable, renewable feedstocks over the long term. There are limited large-scale alternatives available for renewable baseload and dispatchable power and heat generation, and even fewer sustainably sourced feedstocks to substitute in hard-to-abate carbon-intensive industries.

Additionally, the carbon price environment in the European Union continues to strengthen, which reinforces the cost-competitiveness of biomass. Wood pellets are currently the cheapest form of thermal energy generation in Europe. Enviva’s long-term contracted wood pellets at $220 to $260 per MT makes biomass generation in the EU more profitable than conventional generation, especially compared to delivered liquified natural gas prices. Biomass continues to be very price competitive, with biomass currently forecasted to be cheaper than natural gas and coal at all points along forward curves.

Today, Enviva announced a new 10-year, take-or-pay off-take contract with an existing investment-grade Japanese customer that is utilizing biomass in its power generating facilities. Deliveries of approximately 300,000 MTPY are expected to commence in line with our new capacity additions. The contract is subject to conditions precedent.

On average, new long-term off-take contract pricing over the last 12 months is approximately 20% higher than Enviva’s existing long-term off-take contracts scheduled to expire over the next 3 years.

Pricing of Enviva’s long-term, take-or-pay off-take contracts is not generally exposed to, nor predominantly driven by, current commodity prices, but rather our customers’ longer-term view of securing a long-term, cost-competitive, and renewable, sustainable feedstock over timeframes spanning from 5 to more than 20 years, which may relate to goals of achieving net-zero targets.

As of April 1, 2023, Enviva’s total weighted-average remaining term of take-or-pay off-take contracts is approximately 14 years, with a total contracted revenue backlog of approximately $23 billion. This contracted revenue backlog is complemented by a customer sales pipeline exceeding $50 billion, which includes contracts in various stages of negotiation. Given the quality and size of this backlog and of our current customer sales pipeline, we believe we will be able to support the addition of at least four new fully contracted wood pellet production plants and several highly accretive capital-light projects over the next four years. We expect to construct our new fully-contracted wood pellet production plants at an approximately 5 times, or better, adjusted EBITDA project investment multiple.

European Union – Renewable Energy Directive Update

On March 30, 2023, EU negotiators reached an agreement on the Renewable Energy Directive III (“RED III” or the “Agreement”). We are pleased to hear that woody biomass will continue to be recognized as a renewable energy source in the EU.

Although the final language has not yet been released, Enviva understands that the Agreement does not impose restrictions on “primary woody biomass,” which will continue to be counted as 100 percent renewable and zero-rated in the EU Emissions Trading System (EU ETS), provided sustainability criteria are fulfilled. As the world’s leading producer of sustainably sourced woody biomass, Enviva is confident it will be able to meet all updated sustainability criteria, enabling its customers to continue to make an important contribution to achieving global climate goals.

Importantly, the final Agreement is expected to include: assurances that electricity-only plants already receiving subsidies will continue to do so, meaning Enviva’s existing off-take contracts are not expected to be impacted; continuing availability of financial support to electricity-only installations where Bioenergy with Carbon Capture and Storage (BECCS) is used (this is a pivotal technology for reaching net zero and a key focus for many of Europe’s power generators); and the availability of financial support for all other end uses of woody biomass, which should provide further tailwinds to Enviva’s growth in combined heat and power, hard-to-abate sectors, and advanced biofuels.

The final language of the Agreement is expected to be released publicly by the end of May 2023, with the final vote, and formal endorsement, by the EU Council of Ministers and EU Parliament expected to be held in the following months, after which RED III will enter into law and national implementation will begin.

Sustainability Update

Recently, the Enviva Forest Conservation Fund (the “Fund”) announced the recipients of its 2023 grants. The projects funded this year aim to conserve an estimated 6,165 acres and protect ecologically sensitive bottomland hardwood forests in the Virginia-North Carolina coastal plains.

The Fund has awarded 31 projects totaling more than $3.8 million in grants over the past eight years, and expects to meet its target protected acreage approximately two years earlier than planned. An estimated 36,736 acres will be protected when these projects reach completion. The forests conserved as a part of the Fund help clean drinking water, purify the air, buffer structures from storms, and provide habitat for many species of wildlife, while at the same time, providing jobs and economic opportunity for rural families and private landowners.

Asset Update

Construction of Epes is progressing well, and we continue to expect that the facility will be operational in mid-2024.

We are moving forward with our process to enter into construction agreements with one or more EPC firms to complete the engineering, procurement, and construction of Bond and future similar plants. We have all the necessary permits in hand for our Bond development, and expect to have a signed EPC agreement in the second half of 2023.

Given our updated capital allocation framework, we may have the opportunity to accelerate the build timing of Bond, and move the in-service date up by approximately six months, thus allowing a potential in-service date as early as the fourth quarter of 2024.

Our business model of fully contracting plants and expansions before commencing construction remains unchanged and, given the strong pace of contracting, we potentially have the option to accelerate the timing of our next two greenfield developments after Bond, with potential in-service dates now in late 2025 and late 2026, respectively.

We continue to project that average cost per plant for the next four greenfield projects (including Epes and Bond) will be approximately $375 million, and we also expect a five times, or better, project-level adjusted EBITDA investment multiple, which implies annual plant-level adjusted EBITDA of $75 million to $90 million, when the production ramp is complete. Our expectation is that Epes will generate a five times return, with subsequent plants achieving an even better return, given the higher off-take contract pricing environment relative to most of our historical long-term off-take contracts.

First-Quarter and Full-Year 2022 Earnings Call Details

Enviva will host a webcast and conference call on Thursday, May 4, 2023 at 10:00 a.m. Eastern Time to discuss first-quarter results and the Company’s outlook. The conference call number for North American participation is +1 (877) 883-0383, and for international callers is +1 (412) 902-6506. The passcode is 9953103. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi, and is constructing its 11th plant in Epes, Alabama. Enviva is planning to commence construction of its 12th plant, near Bond, Mississippi, in 2023. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with primarily creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to defossilize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at www.envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements
ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,275	$3,417
Accounts receivable	128,737	169,847
Other accounts receivable	14,255	8,950
Inventories	185,746	158,884
Short-term customer assets	23,987	21,546
Prepaid expenses and other current assets	8,499	7,695
Total current assets	366,499	370,339
Property, plant, and equipment, net	1,598,543	1,584,875
Operating lease right-of-use assets	100,764	102,623
Goodwill	103,928	103,928
Long-term restricted cash	216,099	247,660
Long-term customer assets	117,656	118,496
Other long-term assets	41,242	23,519
Total assets	$2,544,731	$2,551,440
Liabilities, Mezzanine Equity, and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,646	$37,456
Accrued and other current liabilities	133,395	146,497
Customer liabilities	36,828	75,230
Current portion of interest payable	16,908	32,754
Current portion of long-term debt and finance lease obligations	15,313	20,993
Deferred revenue	48,972	32,840
Financial liability pursuant to repurchase accounting	180,954	111,913
Total current liabilities	457,016	457,683
Long-term debt and finance lease obligations	1,393,076	1,571,766
Long-term operating lease liabilities	113,159	115,294
Deferred tax liabilities, net	2,104	2,107
Long-term deferred revenue	129,689	41,728
Other long-term liabilities	72,177	76,106
Total liabilities	2,167,221	2,264,684
Commitments and contingencies
Mezzanine equity:
Series A convertible preferred stock, $0.001 par value, 100,000,000 shares authorized, 6,605,671 and none issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	248,589	—
Shareholders’ equity:
Common stock, $0.001 par value, 600,000,000 shares authorized, 67,727,662 and 66,966,092 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	68	67
Additional paid-in capital	461,576	502,554
Accumulated deficit	(285,206)	(168,307)
Accumulated other comprehensive income	198	197
Total Enviva Inc. shareholders’ equity	176,636	334,511
Noncontrolling interests	(47,715)	(47,755)
Total shareholders’ equity	128,921	286,756
Total liabilities, Mezzanine equity, and shareholders’ equity	$2,544,731	$2,551,440

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Product sales	$260,248	$230,912
Other revenue	8,834	2,070
Net revenue	269,082	232,982
Operating costs and expenses:
Cost of goods sold, excluding items below	253,215	211,036
Loss on disposal of assets	3,629	901
Selling, general, administrative, and development expenses	30,954	33,691
Depreciation and amortization	34,674	22,559
Total operating costs and expenses	322,472	268,187
Loss from operations	(53,390)	(35,205)
Other (expense) income:
Interest expense	(23,393)	(9,970)
Interest expense on repurchase accounting	(40,373)	—
Total interest expense	(63,766)	(9,970)
Other income (expense), net	309	(116)
Total other expense, net	(63,457)	(10,086)
Net loss before income taxes	(116,847)	(45,291)
Income tax expense	12	16
Net loss	$(116,859)	$(45,307)

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(116,859)	$(45,307)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	34,674	22,559
Interest expense pursuant to repurchase accounting	40,373	—
Amortization of debt issuance costs, debt premium, and original issue discounts	654	647
Loss on disposal of assets	3,629	901
Non-cash equity-based compensation and other expense	16,708	10,260
Fair value changes in derivatives	(439)	(1,485)
Unrealized loss on foreign currency transactions, net	113	98
Change in operating assets and liabilities:
Accounts and other receivables	39,045	26,328
Prepaid expenses and other current and long-term assets	14,387	(426)
Inventories	(15,027)	(7,733)
Finished goods subject to repurchase accounting	(27,242)	—
Derivatives	438	(125)
Accounts payable, accrued liabilities, and other current liabilities	(42,012)	(28,939)
Deferred revenue	104,094	—
Accrued interest	(15,846)	(12,451)
Other long-term liabilities	(4,818)	(7,250)
Net cash provided by (used in) operating activities	31,872	(42,923)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(72,194)	(53,051)
Payment for acquisition of a business	—	(5,000)
Net cash used in investing activities	(72,194)	(58,051)
Cash flows from financing activities:
Principal payments on senior secured revolving credit facility, net	(280,000)	(172,000)
Proceeds from debt issuance	102,900	—
Principal payments on other long-term debt and finance lease obligations	(12,089)	(4,839)
Cash paid related to debt issuance costs and deferred offering costs	(1,662)	(591)
Support payments received	9,821	—
Proceeds from sale of finished goods subject to repurchase accounting	14,887	—
Proceeds from issuance of Series A convertible preferred shares, net	248,583	—
Proceeds from issuance of Enviva Inc. common shares, net	—	333,615
Cash dividends	(56,556)	(52,037)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(15,265)	(16,364)
Net cash provided by financing activities	10,619	87,784
Net decrease in cash, cash equivalents, and restricted cash	(29,703)	(13,190)
Cash, cash equivalents, and restricted cash, beginning of period	251,077	18,518
Cash, cash equivalents, and restricted cash, end of period	$221,374	$5,328

ENVIVA INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$(108)	$9,534
Supplemental information:
Interest paid, net of capitalized interest	$38,899	$21,612

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA to measure our financial performance.
Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, Support Payments, Executive separation, and early retirement of debt obligation. We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.
Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets and impairment of assets, non-cash equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, and Support Payments. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.
Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, total interest expense, income tax expense (benefit), early retirement of debt obligation, non-cash equity-based compensation and other expense, loss on disposal of assets and impairment of assets, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, effects of COVID-19 and the war in Ukraine, Support Payments, and Executive separation. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.
Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, or adjusted EBITDA in isolation or as substitutes for analysis of our results as reported in accordance with GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin, adjusted gross margin per metric ton, and adjusted EBITDA to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(116,859)	$(45,307)
Acquisition and integration costs and other	—	10,778
Effects of COVID-19	—	15,189
Effects of the war in Ukraine	—	5,051
Support Payments	2,050	7,849
Adjusted net loss	$(114,809)	$(6,440)

	Three Months Ended March 31,
	2023	2022
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$(20,735)	$(261)
Loss on disposal of assets and impairment of assets	3,797	901
Non-cash equity-based compensation and other expense	3,255	734
Depreciation and amortization	32,973	21,306
Changes in unrealized derivative instruments	(2)	(1,610)
Acquisition and integration costs and other	—	2,801
Effects of COVID-19	—	13,942
Effects of the war in Ukraine	—	5,051
Support Payments	2,050	7,849
Adjusted gross margin	$21,338	$50,713
Metric tons sold	1,190	1,096
Adjusted gross margin per metric ton	$17.93	$46.27
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended March 31,
	2023	2022
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(116,859)	$(45,307)
Add:
Depreciation and amortization	34,674	22,559
Total interest expense	63,766	9,970
Income tax expense	12	16
Non-cash equity-based compensation and other expense	16,006	11,154
Loss on disposal of assets and impairment of assets	3,797	901
Changes in unrealized derivative instruments	(2)	(1,610)
Acquisition and integration costs and other	—	10,778
Effects of COVID-19	—	15,189
Effects of the war in Ukraine	—	5,051
Support Payments	2,050	7,849
Adjusted EBITDA	$3,444	$36,550

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income (loss) for Enviva for the quarters ending June 30, 2023, September 30, 2023, and December 31, 2023 (in millions):

	Three Months Ending June 30, 2023	Three Months Ending September 30, 2023	Three Months Ending December 31, 2023
Estimated net income (loss)	(60) - (50)	(25) - (5)	20 - 40
Add:
Depreciation and amortization	35	35	35
Interest expense	20	20	20
Interest expense on repurchase accounting	15	30	25
Income tax expense	—	—	—
Non-cash equity-based compensation expense	10	10	10
Loss on disposal of assets	—	—	—
Changes in unrealized derivative instruments	—	—	—
Support Payments	—	—	—
Estimated adjusted EBITDA	20 - 30	70 - 90	110 - 130

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income (loss) for Enviva for the twelve months ending December 31, 2023 (in millions):

Twelve Months Ending December 31, 2023
Estimated net income (loss)	(186) - (136)
Add:
Depreciation and amortization	140
Interest expense	84
Interest expense on repurchase accounting	110
Income tax expense	0
Non-cash equity-based compensation expense	46
Loss on disposal of assets	4
Changes in unrealized derivative instruments	0
Support Payments	2
Estimated adjusted EBITDA	$ 200 - 250

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell or source our products; (iii) our ability to capitalize on higher spot prices and contract flexibility in the future, which is subject to fluctuations in pricing and demand; (iv) the possibility that current market prices may not continue and therefore, in the future, we may not be able to make spot sales and may need to make spot purchases at higher prices; (v) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (vi) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (vii) our inability to successfully execute our project development, capacity, expansion, and new facility construction activities on time and within budget; (viii) the creditworthiness of our contract counterparties; (ix) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (x) changes in the price and availability of natural gas, coal, or other sources of energy; (xi) changes in prevailing economic and market conditions; (xii) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xiii) fires, explosions, or other accidents; (xiv) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xv) changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors; (xvi) changes in the regulatory treatment of biomass in core and emerging markets; (xvii) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xviii) changes in the price and availability of transportation; (xix) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xx) risks related to our indebtedness, including the levels and maturity date of such indebtedness; (xxi) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xxii) changes in the quality specifications for our products that are required by our customers; (xxiii) labor disputes, unionization, or similar collective actions; (xxiv) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxv) the possibility of cyber and malware attacks; (xxvi) our inability to borrow funds and access capital markets; (xxvii) viral contagions or pandemic diseases; (xxviii) changes to our leadership and management team; (xxix) overall domestic and global political and economic conditions, including the imposition of tariffs or trade or other economic sanctions, political instability or armed conflict, including the ongoing conflict in Ukraine, rising inflation levels and government efforts to reduce inflation, or a prolonged recession; and (xxx) risks related to our capital allocation plans and share repurchase program, including the risk that the share repurchase program could increase volatility and fail to enhance stockholder value and the possibility that the share repurchase program may be suspended or discontinued.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Kate Walsh
Vice President, Investor Relations
Investor.Relations@envivabiomass.com